Exhibit 99.3

Net Savings Link Takes Aim at Multi-Billion Dollar U.S. Consumer Savings Market (3)

CLEARWATER BEACH, Fla., March 4, 2011 /PRNewswire/ -- Net Savings Link, Inc. (OTC Bulletin Board:CXLT.ob - News) announced today that the Company's new business model is taking aim at the expanding multi-billion dollar U.S. consumer savings market.

Through out these difficult economic times there is no doubt that consumers are focusing their attention on saving their hard earned money where ever they can without sacrificing their standard of living.

As evidenced by the success of what are generally referred to as the "deal of the day" websites such as Groupon and LivingSocial that offer deals to specific localized geographic markets; or Dealradar, Dealery, Yipit, and Social Deal Map which primarily collate and offer deals from many other websites, it is clear that there is not only burgeoning interest in consumer saving, but an ever growing, multi-billion dollar market which is constantly demanding greater and broader offering selections to allow consumers more personalized options in deciding how, and in what offerings, they want to participate.

NetSavingsLink.com meets this expectation by offering its members thousands of opportunities simultaneously to participate in significant savings on goods and services throughout multiple geographic locations all over the U.S., at any time, every day of the year; while earning increased revenues for itself and its thousands of existing affiliate vendors. These offers can save members an average of 30 - 60% on every-day items on which they currently spend most of their money, where ever and whenever the individual member decides to participate.

As members participate in the savings offerings, Net Savings Link earns commissions ranging from 5% to 70% per transaction from the thousands of different affiliate vendors and channel partners already linked to the company's website. The company believes it can rapidly build its membership base by offering consumers such significant and unrestricted savings opportunities which will quickly grow its core business into a key competitor. With recent investments by Amazon into LivingSocial and Groupon buyout offers from major corporations, there is no doubt that there is significant growing consumer demand for these kinds of membership offerings.

The U.S. Bureau of Labor Statistics estimates that the average family spends approximately $50,486 on everyday living expenses which include housing, groceries, insurances, dining out, phone, auto, and clothing expenses among other expenses.

"With approximately 310,232,000 people living in the United States and approximately 239,893,000 active Internet users, the opportunity for this new market is tremendous," said David Saltrelli, President, and CEO of Net Savings Link.

"We have just launched, but the great news is that we believe we can save U.S. families thousands of dollars every year in every single zip code in America.  We are not just in the major cities, we are in every state, in every town, we are basically every place in America where there is a computer...we are completely digital.  Our mission now is to inform the 61,840,000 online U.S. families that we have a better way to face the economic challenges...to fight back...to put that hard earned money back in their pocket where it belongs," Saltrelli continued.

The company delivers extensive cost savings benefits to the average U.S. family that are designed to save consumers over $6,000 on average per year on those items on which they are already spending their hard earned money, including groceries, dining out, entertainment, telephone service, debt service, retail shopping, travel, insurance and more.  Memberships will be mass marketed in bulk to large organizations, associations, unions, churches, and networks by employing a variety of business to business strategies, each designed to benefit the organization offering the memberships, as well as the organization's network of members, employees or customers, who receive the savings benefits through access to Net Savings Link membership base.  As members begin to generate savings benefits from the website, Net Savings Link will simultaneously monetize transactions from shared back end revenues with host organizations, end user membership fees, individual product purchase turnovers, and commissions generated from the vast array of affiliate partners that are digitally connected, who provide substantial discounts to Net Savings Link users.

Statements included in this update that are not historical in nature, are intended to be, and are hereby identified as, "forward-looking statements".   Forward-looking statements may be identified by words including "anticipate," "believe," "intends," "estimates," "expect," and similar expressions. The Company cautions readers that forward-looking statements including, without limitation, those relating to the Company's future business prospects are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to factors such as those relating to economic, governmental, technological, and other risks and factors identified from time to time in the Company's reports filed with the SEC.

Contact:
Net Savings Link, Inc.
David Saltrelli, 727-442-2600
david@netsavingslink.com